EXHIBIT 4.1

                          AMENDMENT TO RIGHTS AGREEMENT

         This Amendment, dated as of May 26, 2005 (the "Amendment"), to the Rights Agreement, dated as of July 28, 1998 (the "Rights Agreement"), is entered into by and between Wintrust Financial Corporation, an Illinois corporation (the "Company"), and Illinois Stock Transfer Company, as rights agent (the "Rights Agent"). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holder of Rights in accordance with the terms of such
Section 27; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as hereinafter set forth and has duly approved this Amendment and authorized its execution and delivery.

         NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

         1. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended to replace the words "July 31, 2008" with the words "June 30, 2005."

         2. Exhibit B to the Rights Agreement entitled "Form of Right Certificate" is hereby amended to replace the words "July 31, 2008" with the words "June 30, 2005" in all places where such words appear.

         3. Exhibit C to the Rights Agreement entitled "Summary of Rights Plan" is hereby amended to replace the words "July 31, 2008" with the words "June 30, 2005" in all places where such words appear.

         4. This Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

         5. This Amendment will be binding upon and inure to the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Common Stock).

         6. This Amendment may be executed in any number of counterparts, each of which, when executed, shall be an original and all such counterparts shall together constitute one and the same document.

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                       WINTRUST FINANCIAL CORPORATION


                                       By: /s/ David A. Dykstra
                                           -------------------------------------
                                           David A. Dykstra
                                           Senior Executive Vice President
                                           and Chief Operating Officer


                                       ILLINOIS STOCK TRANSFER COMPANY


                                       By: /s/ Robert G. Pearson
                                           -------------------------------------
                                           Robert G. Pearson
                                           President

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